UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2017

J.Crew Group, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 333-175075

Delaware	22-2894486
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

770 Broadway

New York, NY 10003

(Address of principal executive offices, including zip code)

(212) 209-2500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 30, 2017, Millard Drexler resigned from his position as Chief Executive Officer of J.Crew Group, Inc. (the “Company”) with an effective date on or about July 10, 2017 (“the Effective Date”). Mr. Drexler will remain Chairman of the Company’s board of directors (the “Board”).

Also on May 30, 2017, the Board extended an offer of employment to James Brett, 48, for the position of Chief Executive Offer and Mr. Brett accepted, assuming the role of Chief Executive Officer of the Company as of the Effective Date. The Board also elected Mr. Brett as a Director of the Company effective as of the Effective Date. Mr. Brett has over 25 years of retail experience and most recently held the position of President, West Elm Brand of Williams-Sonoma, Inc., a publically-traded multi-channel specialty retailer of home products, since January 2010. Prior to West Elm, Mr. Brett was the Chief Merchandising Officer for the Urban Outfitters Division at Philadelphia-based Urban Outfitters, Inc. He has also served in various merchandising roles at other retailers including Anthropologie, the J.C. Penney Company, Inc. and The May Department Stores Company. We believe Mr. Brett’s qualifications to sit on our Board include his extensive experience in the retail industry and his executive leadership and management experience.

Pursuant to the terms of the employment agreement between Mr. Brett and the Company, dated May 30, 2017 (the “Employment Agreement”), Mr. Brett’s base salary is $1,250,000 and he is eligible to earn an annual bonus (the “Annual Bonus”) with a target of 150% of the base salary, up to the maximum allowed by such plan, subject to meeting certain performance goals, and that for each of fiscal years 2017 and 2018, the Annual Bonus will not be less than 150% of his base salary. He is eligible to earn a performance incentive bonus (the “Performance Bonus”) of $4,000,000, on the following basis: (1) 50% upon achievement of Adjusted EBITDA (“EBITDA”), determined on a trailing twelve fiscal month basis, of no less than $250 million and (2) 50% upon achievement of EBITDA, determined on a trailing twelve fiscal month basis, of no less than $300 million, provided that in each case that the applicable EBITDA target is sustained at such level for a period of six fiscal months thereafter. Mr. Brett is also eligible to earn a signing bonus (the “Signing Bonus”), to be paid in accordance with the following schedule: (1) $1,125,000 within thirty days of the Effective Date, (2) $1,125,000 within thirty days of the first anniversary of the Effective Date, and (3) $750,000 within thirty days of the second anniversary of the Effective Date, provided that Mr. Brett will be obligated to repay the Company a portion of the Signing Bonus if his employment terminates with cause or without good reason within one year of receipt of such portion. He will also be granted an award of restricted shares of Class A common stock pursuant to the Chinos Holdings, Inc. 2011 Equity Incentive Plan, adopted by the Corporation on March 4, 2011, or any successor plan, of which 50% will be subject to time-based vesting and 50% will be subject to performance-based vesting. Mr. Brett is eligible for paid time off and to participate in the Company’s benefit package as made generally available to other senior executives.

Pursuant to the terms of the Employment Agreement, upon a termination by the Company without cause or by Mr. Brett for good reason, Mr. Brett will be entitled to (1) continued base salary, medical benefits, and a payment equal to 150% of target annual bonus for a period of eighteen months, (2) any Annual Bonus earned but unpaid for the year immediately prior to his termination date, (3) a pro-rata portion of the Annual Bonus, if any, to which he would otherwise have been entitled, based on actual performance (treating subjective goals as achieved at target), (4) any unpaid amount of the Signing Bonus, (5) an additional 18 months’ vesting credit for any time-vesting equity awards, and (6) upon meeting applicable performance goals or if the Corporation experiences a change in control within twelve months of Mr. Brett’s termination, the vesting of performance-vesting equity awards. For purposes of his employment agreement, Mr. Brett is bound by non-competition and non-solicitation covenants during his employment and for a period of twelve months following termination of employment, provided that such covenants will not apply following termination of employment by the Company without cause or by him for good reason, and Mr. Brett will be subject to no-hire covenants for a period of twenty-four months following termination of his employment for any reason.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

J.CREW GROUP, INC.

Date: June 5, 2017	By:	/s/ MICHAEL J. NICHOLSON
Michael J. Nicholson
President, Chief Operating Officer and Chief Financial Officer

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